Exhibit 99.1

Contact: Mary Ann Jackson

Investor Relations

952-487-7538

mjackson@apog.com

For Immediate Release

Wednesday, September 14, 2005

APOGEE ENTERPRISES 2nd QUARTER EARNINGS PER SHARE INCREASE 25 PERCENT; APOGEE

REAFFIRMS GUIDANCE FOR FISCAL 2006

MINNEAPOLIS, MN (September 14, 2005) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2006 second quarter earnings. Apogee develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries.

SECOND QUARTER HIGHLIGHTS

•	Earnings from continuing operations were $0.20 per share, versus $0.16 per share a year earlier.

•	Prior-year period earnings included a $0.05 per share gain from net proceeds of a class action lawsuit settlement with certain flat glass manufacturers.

•	Operating margin was 4.4 percent. This compares to 4.6 percent in the prior-year period, or 3.1 percent excluding the flat glass settlement.

•	Revenues of $173.7 million were up 15 percent versus the prior-year period.

•	Architectural segment revenues were up 13 percent. Operating income decreased 15 percent to $3.9 million compared to the prior year, but was up 18 percent after excluding unusual items in both years ($0.6 million charge for realignment of window manufacturing business in current quarter and flat glass settlement income of $0.8 million in prior-year period).

•	Architectural backlog grew 24 percent to $276.5 million from the prior-year period.

•	Apogee announced plans on September 13 to build a new fabrication plant in the Southwest. The new capacity, which is designed to meet increasing demand for architectural glass products, is part of the company’s strategy to grow this market.

•	Large-scale optical segment revenues increased 37 percent, while operating income increased to $5.0 million from $1.7 million in the prior-year period. Conversion to value-added products continued strong, and national retail customers stocked inventory.

•	Reaffirmed full-year guidance of $0.74 to $0.80 per share.

Commentary

“Continuing our momentum, we have completed another solid quarter, with growth in both revenues and earnings,” said Russell Huffer, Apogee chairman and chief executive officer. “We remain optimistic about our outlook for the second half.

“In the second quarter, our picture framing business achieved strong sales of higher value-added products,” he said. “Our architectural segment grew revenues as it gained share, and our backlog strength led to the decision to build a third architectural glass facility. This progress was somewhat offset by production inefficiency related to equipment installation and maintenance, charges to realign our window business and work on some lower margin projects that are nearing completion.”

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $141.3 million were up 13 percent over the prior-year period. Strongest growth was in the architectural glass business as its markets continued to strengthen, sales of value-added energy-efficient, hurricane and blast products increased, a smaller, direct competitor exited the market and pricing started to improve.

•	Operating income was $3.9 million, down 15 percent from a year ago. The current year includes $0.6 million in realignment charges in the window manufacturing business, while the prior year benefited from a $0.8 million gain from the flat glass settlement. Results were also impacted by some unplanned equipment downtime and work on certain lower margin projects nearing completion.

•	Operating margin was 2.8 percent, compared to 3.7 percent in the prior-year period. Excluding unusual items in both years, the second quarter margin was 3.2 percent, compared to 3.1 percent in the prior-year period.

•	Segment backlog was $276.5 million, compared to a backlog of $223.9 million in the prior-year period and $235.0 million at the end of the first quarter.

•	On September 13, Apogee announced plans for a new architectural glass plant, which is expected to start up in about 18 months. At a cost of approximately $25 million, it is expected to add about $40 million to Apogee’s glass fabrication capacity at full production.

•	The current expansion of the Statesboro, GA, facility, which will add approximately $20 million in annual capacity, is completed.

Large-Scale Optical Technologies

•	Revenues of $24.3 million were up 37 percent over the prior-year period. Sales of higher value-added picture framing products increased significantly.

•	Operating income was $5.0 million, up significantly from earnings of $1.7 million in the prior-year period, which included a $0.3 million gain from the flat glass settlement. Operating margin was 20.6 percent, versus 9.5 percent the prior year. Conversion of the custom framing market from clear glass to value-added, as well as from value-added to higher-end, value-added products was better than anticipated.

•	National retail customer inventory and promotional programs were also stronger and earlier than had been anticipated.

Automotive Replacement Glass and Services

•	Revenues of $8.1 million were flat compared to the prior-year period.

•	There was an operating loss of $0.6 million, compared to earnings of $1.2 million in the prior-year period, which included a $1.1 million gain from the flat glass settlement. Results included a charge related to the conclusion of the supply agreement with PPG Industries, as well as unfavorable product mix in final shipments provided under the agreement.

Equity in Affiliates

•	Earnings were $1.3 million from investment in PPG Auto Glass, LLC, versus $0.2 million in the prior-year period. Volume, pricing and operations continue to improve.

Financial Condition

•	Long-term debt was $39.0 million at the end of the second quarter, compared to $47.2 million at the end of the first quarter and $35.2 million at the end of fiscal 2005.

•	Long-term debt-to-total-capital ratio was 17 percent.

•	Non-cash working capital (current assets, excluding cash, less current liabilities) was $68.2 million, compared to $77.2 million in the first quarter and $61.6 million at the end of fiscal 2005.

•	Year-to-date depreciation and amortization were $9.3 million, up 3 percent compared to the prior-year period.

•	Capital expenditures were $12.8 million year-to-date, including spending for the Georgia architectural capacity expansion. This compares to capital expenditures of $10.5 million in the prior-year first half.

OUTLOOK

“Looking ahead, we are encouraged by our performance to date and improving market conditions,” Huffer said. “We are reaffirming our guidance range for the year of $0.74 to $0.80 per share. We expect that our revenue growth will be at the higher end of our current 9 to 11 percent range.

“For the remainder of the year, we are anticipating a stronger operating performance from our architectural segment,” said Huffer, “while we expect that second half growth will be lower than first half growth for the large-scale optical segment.

“As we start the second half of our fiscal year, our architectural segment is building momentum,” he said. “Markets are strengthening, and we’re seeing pricing improvement in our architectural glass business. Our backlog strength is also very encouraging.

“We intend to capitalize on operating improvements throughout the architectural segment and to leverage overhead costs as revenues continue to increase,” Huffer said. “We are positioned for the margin improvement necessary to meet our full-year guidance of a 3.6 to 4.0 percent operating margin for the architectural segment.

“In our large-scale optical segment, we are anticipating stronger full year growth but a different seasonality, with the first half stronger than the second, driven by inventory and promotion activities at some of our national retail accounts,” he said.

“We expect that our auto glass manufacturing business will meet guidance of break-even performance for the year, while generating cash,” he added.

“We are excited about our prospects for the current year, as our strategic initiatives deliver results and our architectural markets strengthen,” said Huffer.

The following statements are based on current expectations for fiscal 2006. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 9 to 11 percent.

•	Architectural segment revenues are expected to increase 10 to 12 percent for the year.

•	Growth is expected due to market improvement and share gain through success of growth initiatives.

•	Large-scale optical segment revenues are expected to be up 10 to 12 percent (prior guidance was 7 to 9 percent), with growth in picture framing glazing products continuing to be somewhat offset by the shift away from consumer electronics products.

•	Sales of value-added picture framing products are expected to again grow more than 20 percent.

•	Auto glass segment revenues are expected to be approximately 4 percent lower than in fiscal 2005.

•	Annual gross margins are expected to be flat to slightly up from the prior year as operational improvements and cost reductions are somewhat offset by higher costs for wages, materials, utilities and freight.

•	Expected annual operating margins by segment are: architectural, 3.6 to 4.0 percent (prior guidance was 3.5 to 4.0 percent), as margins continue to increase over the fiscal 2005 margin of 3.0 percent with improved pricing and capacity utilization; large-scale optical, approximately 15 percent (prior guidance was 13 to 14 percent), up slightly with the focus on making products more affordable for consumers; and auto glass, breakeven or slightly better, a decrease due to competitive market dynamics.

•	Selling, general and administrative expenses as a percent of sales are projected to be approximately 14 percent.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report earnings of approximately $2 million (prior guidance was $1 million) due to increased volume and operational improvements.

•	Capital expenditures are projected to be approximately $30 million (prior guidance was $25 million).

•	Depreciation and amortization are estimated at $19 to $20 million for the year.

•	Debt is expected to be approximately $45 million at year end (prior guidance was $30 million), with a corresponding effect on interest expense.

•	The effective tax rate for the full year is anticipated to be 34 percent (prior guidance was 33 to 34 percent).

•	Earnings per share from continuing operations are expected to range from $0.74 to $0.80.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; v) integration of the AWallS acquisition in a timely and cost-efficient manner; vi) production ramp-up of the Viracon capacity expansion in Georgia in a timely and cost-efficient manner; and vii) construction and ramp-up to full production of the announced third Viracon plant in a timely and cost-efficient manner; (B) the Large-Scale Optical segment: i) markets that are impacted by consumer confidence; ii) dependence on a relatively small number of customers; and iii) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) transition of markets served as Viracon/Curvlite focuses on selling to aftermarket manufacturers following the end of its long-term supply agreement with PPG Industries in Q2 Fiscal 2006; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2005.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, September 15. To participate in the teleconference, call 1-888-396-2298 toll free or 617-847-8708 international, access code 85653950. The replay will be available from noon Central Time on Thursday, September 15, through midnight Central Time on Thursday, September 22 by calling 1-888-286-8010 toll free, access code 26022297. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended August 27, 2005	Thirteen Weeks Ended August 28, 2004	% Change	Twenty-six Weeks Ended August 27, 2005	Twenty-six Weeks Ended August 28, 2004	% Change
Net sales	$173,730	$150,957	15%	$337,862	$296,857	14%
Cost of goods sold	141,681	122,813	15%	275,964	242,899	14%

Gross profit	32,049	28,144	14%	61,898	53,958	15%
Selling, general and administrative expenses	24,381	21,213	15%	48,044	42,730	12%

Operating income	7,668	6,931	11%	13,854	11,228	23%
Interest income	206	455	-55%	393	1,538	-74%
Interest expense	565	878	-36%	1,182	1,776	-33%
Other income (expense), net	73	6	N/M	39	(36)	N/M
Equity in income (loss) of affiliated companies	1,256	184	583%	1,446	(466)	N/M

Earnings from continuing operations before income taxes and other items below	8,638	6,698	29%	14,550	10,488	39%
Income taxes	3,130	2,377	32%	5,102	3,078	66%

Earnings from continuing operations	5,508	4,321	27%	9,448	7,410	28%
Earnings from discontinued operations	—	—	—	—	67	-100%

Net earnings	$5,508	$4,321	27%	$9,448	$7,477	26%

Earnings per share - basic:
Earnings from continuing operations	$0.20	$0.16	25%	$0.34	$0.27	26%
Earnings from discontinued operations	$—	$—	—	$—	$0.01	-100%
Net earnings	$0.20	$0.16	25%	$0.34	$0.28	21%

Average common shares outstanding	27,583,876	27,066,144	2%	27,432,382	27,085,220	1%

Earnings per share - diluted:
Earnings from continuing operations	$0.20	$0.16	25%	$0.34	$0.27	26%
Earnings from discontinued operations	$—	$—	—	$—	$—	—
Net earnings	$0.20	$0.16	25%	$0.34	$0.27	26%

Average common and common equivalent shares outstanding	28,073,960	27,646,350	2%	27,912,327	27,708,792	1%

Cash dividends per common share	$0.0625	$0.0600	4%	$0.1250	$0.1200	4%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended August 27, 2005	Thirteen Weeks Ended August 28, 2004	% Change	Twenty-six Weeks Ended August 27, 2005	Twenty-six Weeks Ended August 28, 2004	% Change
Sales
Architectural	$141,339	$125,212	13%	$276,168	$242,761	14%
Large-scale Optical	24,333	17,706	37%	45,099	36,254	24%
Auto Glass	8,110	8,045	1%	16,720	17,864	-6%
Eliminations	(52)	(6)	N/M	(125)	(22)	N/M

Total	$173,730	$150,957	15%	$337,862	$296,857	14%

Operating income (loss)
Architectural	$3,925	$4,631	-15%	$7,531	$7,807	-4%
Large-scale Optical	5,024	1,674	200%	8,106	2,249	260%
Auto Glass	(555)	1,239	N/M	(481)	2,379	N/M
Corporate and other	(726)	(613)	-18%	(1,302)	(1,207)	-8%

Total	$7,668	$6,931	11%	$13,854	$11,228	23%

Consolidated Condensed Balance Sheets

(Unaudited)

	August 27, 2005	February 26, 2005
Assets
Current assets	$190,268	$187,106
Net property, plant and equipment	104,652	100,539
Other assets	81,182	80,820

Total assets	$376,102	$368,465

Liabilities and shareholders’ equity
Current liabilities	$115,580	$119,492
Long-term debt	39,000	35,150
Other liabilities	33,601	35,743
Shareholders’ equity	187,921	178,080

Total liabilities and shareholders’ equity	$376,102	$368,465

N/M = Not meaningful

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Twenty-six Weeks Ended August 27, 2005	Twenty-six Weeks Ended August 28, 2004
Net earnings	$9,448	$7,477
Net earnings from discontinued operations	—	(67)
Depreciation & amortization	9,337	9,040
Results from equity investments	(1,446)	466
Other, net	1,033	272
Changes in operating assets and liabilities	(7,150)	(7,261)

Net cash provided by continuing operating activities	11,222	9,927

Capital expenditures and acquisition of intangible assets	(12,768)	(10,539)
Proceeds on sale of property	4	86
Net purchases of marketable securities	(154)	(411)
Other investing activities	—	(12)

Net cash used in investing activities	(12,918)	(10,876)

Net proceeds from long-term debt and revolving credit agreement	3,700	3,542
Proceeds from issuance of common stock, net of cancellations	2,596	327
Repurchase and retirement of common stock	—	(1,909)
Dividends paid	(3,478)	(3,292)
Other, net	(271)	—

Net cash provided by (used in) financing activities	2,547	(1,332)

Cash used in discontinued operations	(308)	(89)

Increase (decrease) in cash and cash equivalents	543	(2,370)
Cash and cash equivalents at beginning of year	5,967	7,822

Cash and cash equivalents at end of period	$6,510	$5,452